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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WINTRUST FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS
NOMINEES TO SERVE AS CLASS II DIRECTORS UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN THE YEAR 2007
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR NAMED ABOVE.
RETIRING DIRECTORS
BOARD OF DIRECTORS’ COMMITTEES, GOVERNANCE AND COMPENSATION
EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 — SHAREHOLDER APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITOR AND FEES PAID
SHAREHOLDER PROPOSALS
OTHER BUSINESS
APPENDIX A

WINTRUST FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2004

     The 2004 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, IL 60091, on Thursday, May 27, 2004, at 10:00 a.m. local time, for the following purposes:

1.	To elect five Class II directors to hold office for a three-year term;

2.	To consider a proposal to amend the Wintrust Financial Corporation 1997 Stock Incentive Plan to increase the number of shares authorized under the Plan;

3.	To transact such other business as may properly come before the Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is the close of business on April 7, 2004. To make it easier for you to vote, we are again providing the options of internet and telephone voting. The instructions printed on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By order of the Board of Directors,

David A. Dykstra
Secretary

April 23, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD THURSDAY, MAY 27, 2004

     These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the “Company”), an Illinois corporation, of proxies to be used at the 2004 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

     You are cordially invited to attend the Company’s Annual Meeting of Shareholders to be held on May 27, 2004, at 10:00 a.m., at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, Illinois 60091.

Proxies, Outstanding Voting Securities, and Shareholders Entitled to Vote

     The Board of Directors has fixed the close of business on April 7, 2004, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. On the record date, the Company had outstanding 20,216,425 shares without par value of common stock. Each outstanding share of common stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

     Proxies received from shareholders in proper form will be voted at the Annual Meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class II Director as set forth below, FOR the approval of the amendment to the 1997 Stock Incentive Plan in Proposal No. 2 and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and at any adjournment of the meeting and is submitted to a vote of the shareholders, including whether or not to adjourn the meeting. Under Illinois law and the Company’s By-laws, directors are elected by a plurality of votes cast. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. With respect to proxies returned by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned voting instructions to the brokers, those shares will not be included in the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the Annual Meeting constitute a quorum. Therefore, abstentions and broker nonvotes will have the effect of voting against Proposal No. 2.

     A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the Annual Meeting.

     Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

     This Proxy Statement is being mailed to shareholders on or about April 23, 2004.

Cost of Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The By-laws of the Company provide for three classes of Directors with staggered three-year terms. Currently the Board of Directors is comprised of a total of 14 Directors. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class II Directors will expire at this Annual Meeting. The term of those persons currently serving as Class III Directors expires at the Annual Meeting of Shareholders to be held in 2005; and the term of Class I Directors expires at the Annual Meeting of Shareholders to be held in 2006.

     The five persons named below have been nominated for election as Class II directors for a term to end at the Annual Meeting of Shareholders in the year 2007 or until their successors are elected and qualified. All of the nominees currently serve as Class II directors except Mr. Liska. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

     The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company (“Lake Forest Bank”), Hinsdale Bank & Trust Company (“Hinsdale Bank”), North Shore Community Bank & Trust Company (“North Shore Bank”), Libertyville Bank & Trust Company (“Libertyville Bank”), Barrington Bank & Trust Company, N.A. (“Barrington Bank”), Crystal Lake Bank & Trust Company, N.A. (“Crystal Lake Bank”), Northbrook Bank & Trust Company (“Northbrook Bank”), Advantage National Bank (“Advantage Bank”), Village Bank & Trust – Arlington Heights (“Village Bank”), Beverly Bank & Trust Company, N.A. (“Beverly Bank”), First Insurance Funding Corp. (“FIFC”), Wayne Hummer Trust Company, N.A. (“WHTC”), Tricom, Inc. of Milwaukee (“Tricom”), Wintrust Information Technology Services Company (“WITS”), Wayne Hummer Investments LLC (“WHI”), Wayne Hummer Asset Management Company (“WHAMC”), and Focused Investments LLC (“Focused”).

NOMINEES TO SERVE AS CLASS II DIRECTORS UNTIL THE ANNUAL
MEETING OF SHAREHOLDERS IN THE YEAR 2007

Bruce K. Crowther (52), Director since 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program. Mr. Crowther is a Director of Barrington Bank.

Bert A. Getz, Jr. (36), Director since 2001 Mr. Getz is Executive Vice President and Director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. Mr. Getz is also a Director of HDO, Inc., a national tent rental, lighting and special events firm based in Northbrook, Illinois, and IMS Companies, LLC, a diversified manufacturing company headquartered in Elk Grove Village, Illinois. Additionally, Mr. Getz serves on the Zoning Board of Appeals for the Village of Northfield, is a Trustee of the Brookfield Zoo and a Director of Children’s Memorial Hospital. Mr. Getz serves as a Director of Libertyville Bank, WHTC and WHAMC.

Paul J. Liska (48), Director Nominee Mr. Liska currently is an industrial partner with Ripplewood Holdings L.L.C., a private equity investment firm. Mr. Liska was Executive Vice President and President, Credit and Financial Products for Sears Roebuck and Co.(NYSE) from October 2002 until November 2003. From 2001 until 2002, Mr. Liska was Executive Vice President and Chief Financial Officer for Sears Roebuck and Co. Prior to joining Sears Roebuck and Co. in 2001, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc., which he joined in 1997. From 1994 to 1997, Mr. Liska served in various capacities including President and Chief Executive Officer of Specialty Foods Corporation. Mr. Liska held numerous positions with Kraft General Foods Corporation and its subsidiaries from 1988 to 1994. Mr. Liska serves on the board of directors of USF Corporation (Nasdaq), a comprehensive supply chain management services company in the transportation industry, APAC Customer Services, Inc. (Nasdaq), a provider of customer interaction solutions for businesses in telecommunications, financial services, insurance, logistics and healthcare industries, CNA Financial Corporation (NYSE), a commercial insurance writer and property and casualty insurance company and Children’s Memorial Hospital.

Albin F. Moschner (51), Director since 1996 Mr. Moschner is currently consulting in the telecommunications industry. Mr. Moschner was President of Verizon Card Services from December 2001 to November 2003. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Pella Windows Corporation and Apex Insurance Managers, LLC. Mr. Moschner serves as a Director of Lake Forest Bank.

Ingrid S. Stafford (50), Director since 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and currently serves as its chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is the immediate past Chair of Leadership Evanston, Director of APTE, Inc. and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES FOR CLASS II DIRECTOR NAMED ABOVE.

CLASS I - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2006

James B. McCarthy (52), Director since 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international health care company that specializes in the development of ambulatory surgery center joint ventures. Mr. McCarthy also serves on the Board of Directors of Sirigen, Inc., Santa Barbara, California, a genetic analysis and research company, and International Medical Enterprises, LLC, Nashville, Tennessee. Mr. McCarthy is a Director of Hinsdale Bank.

Thomas J. Neis (55), Director since 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency, Pachini Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. Mr. Neis serves on the board of directors of Illinois Wesleyan University. He also serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

J. Christopher Reyes (50), Director since 1996 Mr. Reyes, Chairman of Reyes Holdings, L.L.C., manages businesses in food and beverage distribution, transportation management and logistics, equipment leasing and real estate activities. Mr. Reyes serves on the board of directors of The Allstate Corporation (NYSE), Fortune Brands, Inc. (NYSE), the Boys & Girls Clubs of America, Children’s Memorial Foundation, Children’s Memorial Medical Center, Ronald McDonald House Charities, Northwestern Memorial Foundation, Museum of Science and Industry, Lyric Opera of Chicago, World Business Chicago, J.L. Kellogg School of Management and Lake Forest Academy. He is also a member of the Board of Trustees of the University of Notre Dame. Mr. Reyes is a Director of Lake Forest Bank.

Edward J. Wehmer (50), Director since 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. With the exception of Advantage Bank and Village Bank, he was one of the principal organizers of each of the banking subsidiaries and serves as Chairman or Vice Chairman and a Director of each of the subsidiary Banks, WHTC, WHI, WHAMC, Focused, FIFC, Tricom and WITS. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemicals company, Children’s Memorial Foundation and the Boys and Girls Club of Chicago. He is also a Trustee for Loyola Academy in Wilmette, Illinois.

CLASS III - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2005

Peter D. Crist (52), Director since 1996 Mr. Crist is President & CEO of Crist Associates, an executive recruitment and assessment firm. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.

Philip W. Hummer (72), Director since 2002 Mr. Hummer joined Wayne Hummer Investments in 1954. He served as Chairman from 1980 to 1997 and a principal until the firm was acquired by Wintrust Financial Corporation on February 20, 2002. He is currently Senior Vice President of Wayne Hummer Investments. Mr. Hummer is Chairman of the Field Foundation of Illinois and a board member and past Chairman of the Chicago Historical Society. Mr. Hummer is a Director of WHAMC, WHI and WHTC.

John S. Lillard (73), Director since 1996 Mr. Lillard, retired since 1991, has served as the Company’s Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard currently serves as a director of Stryker Corporation (NYSE). Mr. Lillard is a Director of Lake Forest Bank, WHTC, WHI and WHAMC.

Hollis W. Rademacher (68), Director since 1996 Mr. Rademacher is self-employed as a business consultant and private investor. He has participated in the organization of six of the Company’s Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry and The Restaurant Company, operator of Perkins Restaurants, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the subsidiary Banks, WHTC, WHI, WHAMC, FIFC and Tricom.

John J. Schornack (73), Director since 1996 Mr. Schornack served as Chairman of Strong Arm Products, LLC from 1999 to 2003. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation (Nasdaq), Chicago, Illinois, where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra and a trustee of the Kohl Children’s Museum. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank.

RETIRING DIRECTORS

Marguerite Savard McKenna (61), Director since 1996 Ms. McKenna is an attorney who has practiced law in Wilmette since 1983 with an emphasis on real estate/construction matters. She has served as President of the New Trier High School Parents Association and the Wilmette Chamber of Commerce and is active in WilPower, Inc., a provider of psychiatric rehabilitation and supportive housing services for people disabled by chronic mental illnesses, board development. She is also a member of the Wilmette Harbor Rotary Club, the North Suburban Bar Association as well as a Director of the New Trier Educational Foundation. Ms. McKenna is a Director of North Shore Bank.

The guidance and leadership of Ms. McKenna since the Company’s inception is greatly appreciated. Her input and counsel was significant and aided in the growth and success of the Company.

BOARD OF DIRECTORS’ COMMITTEES, GOVERNANCE AND
COMPENSATION

Board of Directors’ Committees

     Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has established five standing committees: (i) the Compensation Committee; (ii) the Nominating and Corporate Governance Committee; (iii) the Audit Committee; (iv) the Risk Management Committee; and (v) the Executive Committee. During 2003, all of the directors attended at least 75% of the total number of meetings held of the Board and those committees on which they served, except for Mr. Crist and Mr. Hummer.

     Compensation Committee. The Compensation Committee is composed entirely of independent (as defined in Rule 4200(a)(15) of the Nasdaq listing standards as currently in effect) directors who are not now, and have never been, officers of the Company. The Compensation Committee is responsible for reviewing the Company’s compensation policies and administering the Company’s employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. The Committee also has oversight responsibility for management succession planning. During 2003, the Compensation Committee held six meetings.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed entirely of independent directors who are not now, and have never been, officers of the Company. The Nominating and Corporate Governance Committee assists the Board of Directors in monitoring developments regarding corporate governance practices and applicable regulations, developing and recommending to the Board a set of corporate governance principles and establishing and reviewing codes of ethics and conduct. The Nominating and Corporate Governance Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. Any nominations for director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company’s By-Laws (see “Shareholder Proposals”). The Nominating and Corporate Governance Committee was formally created in 2003. During 2003, the Nominating and Corporate Governance Committee held two meetings.

     Audit Committee. The Audit Committee is composed entirely of independent directors who are not now, and have never been, officers of the Company and who meet the SEC’s heightened standards of independence for audit committee members. The Audit Committee is responsible for oversight of the Company’s accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter as amended by the Board in April 2004 is included in Appendix A. During 2003, eight Audit Committee meetings were held.

     Risk Management Committee. The Risk Management Committee is responsible for monitoring and overseeing the Company’s insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company’s overall asset/liability management and credit policies. During 2003, three Risk Management Committee meetings were held.

     Executive Committee The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. During 2003, two Executive Committee meetings were held.

The following table summarizes the current membership of the Board and each of its committees:

		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee
Peter D. Crist	Chair	Member			Member
Bruce K. Crowther			Member		Member
Bert A. Getz, Jr.		Member	Member	Member
Philip W. Hummer				Member
John S. Lillard (Chair)	Member	Member			Chair
James B. McCarthy		Member	Member
Marguerite Savard McKenna	Member			Member
Albin F. Moschner	Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher	Member			Chair	Member
J. Christopher Reyes	Member	Chair			Member
John J. Schornack		Member	Chair		Member
Ingrid S. Stafford			Member	Member
Edward J. Wehmer					Member

Corporate Governance Matters

     The Board of Directors has adopted Charters for the Compensation Committee, Nominating and Corporate Governance Committee, Audit Committee, Risk Management Committee and the Executive Committee. The charters require that all members of the Nominating and Corporate Governance, Compensation and Audit Committees must be “independent” directors. The Nominating and Corporate Governance, Compensation and Audit Committees’ charters are available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

     The Board of Directors has adopted a Code of Ethics applicable to all officers, directors and employees which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.” To assist in enforcement of the code we maintain Wintrust’s Ethicspoint, a toll free hotline and internet based service through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

     Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

     The Board of Directors has determined that all Directors, with the exception of Mr. Wehmer and Mr. Hummer, who are employed by the Company, are “independent” directors in accordance with the Nasdaq listing standards. Accordingly, more than 85% of the members of the Board are independent, including the Chairman of the Board. The independent directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

     The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee (“NCGC”) to identify and select director nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of stockholders. The NCGC, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of shareholders. In selecting director nominees, the NCGC will consider, among other factors, the existing composition of the Board and the committee’s evaluation of the mix of Board members appropriate for the perceived needs of the Company. The NCGC seeks a range of experience, knowledge and judgment and a diversity of perspectives on the Board to enhance the Board effectiveness. The NCGC also believes continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. If considering as a potential candidate any incumbent director, the committee will take into account the individual’s performance as a director, including regular attendance at, preparation for and meaningful participation in Board and committee meetings. Under its policies, the NCGC also considers that, at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with Nasdaq standards, at least three members of the Board must satisfy the SEC’s heightened standards of independence for Audit Committee members, and at least one member should meet the criteria to be designated by the Board as an “audit committee financial expert” when selecting the proposed nominee slate.

     In selecting nominees, the NCGC will, among other factors, consider the following personal characteristics which are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. The NCGC will also consider stock ownership in Wintrust and public board experience. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under corporate governance guidelines adopted by the Board, directors are expected to maintain a meaningful ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.

     All of the nominees recommended by the NCGC for election at the 2004 Annual Meeting are incumbent directors except Mr. Liska. Mr. Liska was introduced to the NCGC and recommended as a candidate by Mr. Reyes, the chairman of the NCGC. Mr. Reyes, an independent director of Wintrust, owns approximately 1.6% of the outstanding shares of the Company.

     It is generally the policy of the NCGC to consider shareholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any shareholder director nominee recommendation must include the proposed nominee’s name and qualifications and the reason for such recommendation; the name and record address of the stockholder(s) proposing such nominee; the number of shares of stock of the Company which are beneficially owned by such stockholder(s); and a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

     Any shareholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, on other matters may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Secretary of the Company at Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. The Company has established procedures to forward written communications received from shareholders to the appropriate directors. Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. All of the directors, except one, then serving attended the Company’s 2003 annual meeting.

Board of Directors’ Compensation

     Non-employee members of the Board of Directors are compensated by the Company at the rate of $1,200 for each Board of Directors meeting attended and $500 for each committee meeting attended other than the Audit Committee which is compensated at the rate of $750 for each committee meeting attended. There were four meetings of the Board of Directors held during 2003. In addition to regular Board and committee meeting fees, the Company pays retainers to the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. During 2003, such retainers were $65,000, $45,000, $30,000, $20,000 and $20,000, respectively, for the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one bank subsidiary board other than Mr. Rademacher, who serves on the boards of each of the subsidiaries as well as each of the banks’ risk management committees. Total director fees payable to Mr. Rademacher for his services as a director of Company subsidiaries during 2003 were $67,050.

Deferred Compensation for Non-employee Directors

     The Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Fee Plan”) allows non-employee Directors of the Company and its subsidiaries to choose payment of directors’ fees in either cash or Common Stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or Common Stock. The Fee Plan is designed to encourage stock ownership by directors by facilitating receipt of Common Stock in lieu of directors’ fees. Eligible directors who do not participate in the Fee Plan continue to receive cash compensation for attendance at Board of Director meetings or committee meetings. Eligible directors who elect to participate in the Fee Plan must choose from the following three compensation options:

1. Fees Paid in Stock. If so elected by the director, the fees payable to such director will be paid in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Fee Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year on or about January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

2. Deferral of Common Stock. If a director elects to defer receipt of the common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

3. Deferral of Cash. If a director elects to defer receipt of directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director’s fees will be credited to this account as of the date such fees otherwise would be payable to the director. All amounts credited to a director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

EXECUTIVE OFFICERS OF THE COMPANY

     The Company’s executive officers are elected annually by the Company’s Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (50) — President and Chief Executive Officer - Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (43) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer - Mr. Dykstra serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Northbrook Bank, Beverly Bank, WHI, WHAMC, WHTC, Focused, FIFC, Tricom and WITS.

David L. Stoehr (44) — Executive Vice President and Chief Financial Officer – Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank.

Lloyd M. Bowden (50) — Executive Vice President - Technology - Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of WITS. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of WITS.

James F. Duca, II (46) — Executive Vice President — Wealth Management – Mr. Duca serves as Executive Vice President – Wealth Management (appointed March 2003) for the Company. He is responsible for the Company’s Wealth Management group (WHI, WHAMC, WHTC and Focused) and serves as President and Chief Executive Officer of WHTC. Prior to joining Wintrust in December 2001, Mr. Duca was President of the Kent Funds; the mutual funds of Old Kent Financial Corp., where he also served as Senior Vice President. Before his association with Old Kent, Mr. Duca held a variety of positions over 14 years with various subsidiaries of Marshall & Ilsley Corp., including serving as President of Marshall & Ilsley’s mutual fund family, and Vice President and Trust Counsel. Mr. Duca is a director of WHI, WHAMC, WHTC, Focused and WITS.

Robert F. Key (49) — Executive Vice President — Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks, WHI, WHAMC, WHTC and Focused. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company. Mr. Key also serves as a Trustee for Woodlands Academy.

Richard B. Murphy (44) — Executive Vice President and Chief Credit Officer – Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy also serves as the President of Hinsdale Bank, a position he has held since 1996. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a director of Hinsdale Bank and WITS. Mr. Murphy is the brother-in-law of Mr. Wehmer.

David J. Galvan (43) — Senior Vice President — Investments - Mr. Galvan serves as the Senior Vice President of Investments for the Company. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Mr. Galvan joined the Company in June 1999. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager. Mr. Galvan also serves as a Vice President and Portfolio Manager of WHAMC.

Barbara A. Kilian (45) — Senior Vice President — Finance - Ms. Kilian serves as the Senior Vice President – Finance for the Company and is responsible for tax accounting and reporting and certain accounting and financial reporting activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President – Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent seven years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.

John S. Reagan (53) — Senior Vice President — Corporate Real Estate – Mr. Reagan serves as Senior Vice President – Corporate Real Estate and is responsible for corporate real estate operations for the Company and each of its subsidiaries. Mr. Reagan joined the Company in January 2004. Previously, Mr. Reagan was employed from 2000 to 2003 with Vacala Construction Company as President and Project Manager and from 1988 to 2000 worked at The Northern Trust Company as Vice President of Corporate Real Estate. Before his association with The Northern Trust Company, Mr. Reagan held positions from 1979 to 1988 at Santa Fe Southern Pacific as Vice President – Director of Property Management and began his career in real estate with The Equitable Life Assurance Society as a building manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the common stock as of the record date, with respect to (i) each Director, Director nominee and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that own in excess of 5% of the common stock.

	Amount of	Currently	Total
	Common Shares	Exercisable	Amount of	Total
	Beneficially	Options &	Beneficial	Percentage
	Owned(1)	Warrants(1)	Ownership(1)	Ownership(1)
Directors
Peter D. Crist	49,205	3,257	52,462	*
Bruce K. Crowther	2,669	382	3,051	*
Bert A. Getz, Jr.	4,182	1,812	5,994	*
Philip W. Hummer	30,078	1,844	31,922	*
John S. Lillard	193,240	—	193,240	*
James B. McCarthy	22,588	3,076	25,664	*
Marguerite Savard McKenna	16,295	—	16,295	*
Albin F. Moschner	26,949	—	26,949	*
Thomas J. Neis	1,863	—	1,863	*
Hollis W. Rademacher	77,260	14,452	91,712	*
J. Christopher Reyes	316,235	—	316,235	1.56%
John J. Schornack	15,022	5,705	20,727	*
Ingrid S. Stafford	3,923	5,829	9,752	*
Edward J. Wehmer**	242,716	131,113	373,829	1.84%

Director Nominee Not Currently Serving
Paul J. Liska	—	—	—	*

Other Named Executive Officers
David A. Dykstra	54,419	110,115	164,534	*
Robert F. Key	47,120	67,448	114,568	*
Richard B. Murphy	17,369	37,876	55,245	*
David L. Stoehr	1,244	7,100	8,344	*

Total Existing Directors & Executive Officers ( 23 persons)	1,157,085	475,011	1,632,096	7.89%

Total Continuing Directors, Nominees & Executive Officers (23 persons)	1,140,790	475,011	1,615,801	7.81%

Other Significant Shareholders
FMR Corp. (2)	1,049,265	—	1,049,265	5.19%

*	Less than 1%

**	Denotes person serving as Director and as an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”) during 2003, 2002 and 2001. In determining the level of bonuses in 2003, 2002 and 2001, the Company’s Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company’s overall compensation philosophy in the “Compensation Committee Report on Executive Compensation” contained later in this Proxy Statement. All share and per share data has been adjusted to reflect the 3-for-2 stock split effective March 4, 2002.

	Summary Compensation Table
						Long-Term
						Compensation
			Annual Compensation			Awards
					Other Annual	Restricted		Securities	All Other
					Compen-	Stock		Underlying	Compen-
Name and			Salary	Bonus	sation(1)	Awards(s)		Options/	sation(3)
Principal Position	Year		($)	($)	($)	($)(2)		SARs (#)	($)
Edward J. Wehmer	2003		591,667	145,000	11,747	54,985	(4)	50,000	1,258
President &	2002		498,333	145,000	9,053	55,007	(5)	180,000	56,207
Chief Executive Officer	2001		479,167	73,806	5,751	358,394	(6)	—	84,900

David A. Dykstra	2003		391,875	90,625	10,589	34,388	(4)	15,000	531
Senior Executive Vice President &	2002		300,208	90,625	7,818	34,376	(5)	—	20,596
Chief Operating Officer	2001		272,917	44,848	7,517	45,152	(6)	21,000 (7)	600

Richard B. Murphy	2003		233,917	44,351	707	16,766	(4)	43,000	120
Executive Vice President &	2002		224,375	43,500	1,246	16,505	(5)	—	138
Chief Credit Officer	2001		189,167	14,123	684	9,877	(6)	4,999 (7)	138

Robert F. Key	2003		222,458	44,225	6,393	16,811	(4)	1,000	426
Executive Vice President –	2002		215,792	45,675	6,614	17,312	(5)	—	720
Marketing	2001		207,333	18,140	6,152	14,110	(6)	1,000 (7)	720

David L. Stoehr	2003		171,050	36,250	19,941	13,746	(4)	1,000	51,580 (9)
Executive Vice President &	2002	(8)	156,667	40,525	10,411	13,465	(5)	22,750	—
Chief Financial Officer

(1)	Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2)	The number and value of the aggregate restricted stock holdings of each of the named executives as of December 31, 2003, based on the closing price of $45.10 of the Company’s common stock on that date, and assuming the awards for 2003 had been made on that date, were as follows:

Name	Shares	Value
Edward J. Wehmer	12,993	$585,984
David A. Dykstra	1,871	84,382
Richard B. Murphy	905	40,816
Robert F. Key	930	41,943
David L. Stoehr	739	33,329

(3)	Represents the aggregate life insurance premium paid on behalf of the Named Executive Officer by the Company and/or other miscellaneous benefits. For Mr. Wehmer, the amount includes interest forgiven of $55,307 and $84,900 related to 2002 and 2001 service, respectively, for interest related to a term loan agreement. For Mr. Dykstra, the amount includes interest forgiven of $19,996 related to 2002 service for interest related to a term loan agreement. Mr. Wehmer’s and Mr. Dykstra’s loans were paid in full in January 2003. No interest was forgiven for either Mr. Wehmer or Mr. Dykstra for 2003 service.

(4)	Represents the value of restricted stock units approved in January 2004 with respect to executive’s service in 2003, granted on January 27, 2004. The per share value of units awarded was $45.07 on that date. All units vest fully on January 27, 2005 subject to the individuals continued employment.

(5)	Represents the value of restricted stock units approved in January 2003 with respect to executive’s service in 2002, granted on January 21, 2003. The per share value of units awarded was $31.025 on that date. All units vested fully on January 21, 2004.

(6)	Represents the value of restricted stock units approved in January 2002 with respect to executive’s service in 2001, granted on January 22, 2002. The per share value of units awarded was $18.8133 on that date. All units, with the exception of Mr. Wehmer’s awards, vested fully on January 22, 2003. Mr. Wehmer has 9,050 restricted stock units that vested on January 22, 2003, 5,000 restricted stock units that vested on January 22, 2004 and 5,000 restricted stock units that vest on January 22, 2005.

(7)	Represents grants of options approved in January 2002 with respect to executives’ service in 2001.

(8)	Reflects compensation for full year service during executive’s initial year of employment with the Company. The 2002 bonus amount includes a signing bonus of $5,000.

(9)	Includes $51,373 in moving related expenses.

Option/SAR Grants in Last Fiscal Year

     The table below summarizes for each Named Executive Officer certain information about options, which were granted by the Company under the 1997 Stock Incentive Plan with respect to the executives’ service in 2003. All options were granted at per share exercise prices equal to the fair market value per share on the date of grant.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options/			Annual Rates of
	Shares	SARs			Stock Price
	Underlying	Granted to	Exercise		Appreciation
	Options/	Employees	or Base		for Option/SAR Term
	SARs	in Fiscal	Price	Expiration
Name	Granted (1)	Year	($/Sh)	Date	5%	10%
Edward J. Wehmer	50,000	10.0%	$45.460	12/22/13	$1,429,477	$3,622,577
David A. Dykstra	15,000	3.0%	45.460	12/22/13	428,843	1,086,773
Richard B. Murphy	42,000	8.4%	43.195	10/30/13	1,140,934	2,891,352
Richard B. Murphy	1,000	0.2%	45.460	12/22/13	28,590	72,452
Robert F. Key	1,000	0.2%	45.460	12/22/13	28,590	72,452
David L. Stoehr	1,000	0.2%	45.460	12/22/13	28,590	72,452

(1)	Pursuant to the terms of the option awards, all such options vest in 20% annual increments beginning on the first anniversary date of grant with an additional 20% vesting on each of the next four succeeding anniversary dates.

Aggregated Option/SAR Exercises and Year-End Values

     The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding Options/SARs and the value of such Options/SARs at December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised		In-the-Money
	Acquired on	Value	Options/SARs at		Options/SARs at
Name	Exercise (#)	Realized ($)	December 31, 2003 (#)		December 31, 2003 ($)(2)
			Exercisable/		Exercisable/
			Unexercisable(1)		Unexercisable(1)
Edward J. Wehmer	—	—	110,786/	194,000	3,592,109/	3,785,285
David A. Dykstra	—	—	103,755/	31,800	3,665,714/	441,617
Richard B. Murphy	41,860	1,459,947	36,876/	46,999	1,270,061/	185,131
Robert F. Key	—	—	67,248/	1,800	2,378,731/	21,029
David L. Stoehr	—	—	4,550/	19,200	96,101/	384,404

(1)	The numbers and amounts represent shares of common stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 2003.

(2)	The estimated fair value of the Company’s common stock at December 31, 2003 was $45.10 per share.

Equity Compensation Plan Information

     The following table summarizes information as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which common stock is authorized for issuance:

			Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Equity Compensation Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
• WTFC 1997 Stock Incentive Plan, as amended	3,055,632	$18.23	86,535
• WTFC Employee Stock Purchase Plan	N/A	N/A	264,610
• WTFC Directors Deferred Fee and Stock Plan	N/A	N/A	216,350

	3,055,632	$18.23	567,495

Equity compensation plans not approved by security holders (1)
• N/A	—	—	—

Total (1)	3,055,632	$18.23	567,495

(1)	Excludes 98,111 shares of the Company’s common stock issuable pursuant to the exercise of options previously granted under the plans of Advantage National Bancorp, Inc. and Village Bancorp, Inc. The weighted average exercise price of those options is $27.76. No additional awards will be made under these plans.

Employment Agreements

     In 1998, the Company entered into new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, and Richard B. Murphy as well as certain other officers of the Company and its subsidiaries. David L. Stoehr entered into an employment agreement upon his employment in 2002. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive’s current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive’s “Adjusted Total Compensation”, as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. “Adjusted Total Compensation” excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive’s death resulting in termination of employment, the executive’s beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The “Adjusted Total Compensation” as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr were $469,000, $214,000, $168,000, $190,000 and $155,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees. The current annual base salaries of Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr are $625,000, $425,000, $242,000, $228,000 and $178,000, respectively.

     The employment agreements also provide for a lump sum payment in the event the executive’s employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within a specified period (either 12 months or 18 months) following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive’s base annual salary plus prior year’s bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in “excess parachute payments” under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount. Had a change of control of the Company occurred and Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr were terminated effective January 1, 2004, based on their compensation related to service rendered in 2003, each would have been entitled to a lump-sum payment of approximately $1,600,000, $1,050,000, $591,000, $568,000 and $433,000, respectively.

     Amendments made to Mr. Wehmer’s and Mr. Dykstra’s employment agreements in January 2000 and January 2002, respectively, entitled them to certain special bonus payments to pay interest on loans made to them by the Company. In January 2003, the executives agreed to refinance these loans with an unaffiliated bank and paid their loans from the Company in full. Accordingly, the executives will not receive these special bonus payments in future years, which the Compensation Committee took into account in adjusting their base salaries in 2003.

Compensation Committee Interlocks and Insider Participation

     The committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Compensation Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company’s subsidiaries, including WHI, which are responsible for determining the compensation of the senior officers of those subsidiaries. Mr. Hummer is a Senior Vice President of WHI and is a Director of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     Overall Compensation Philosophy: The Compensation Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company’s compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company’s short- and long-term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company’s long-term performance between its executive officers and the Company’s shareholders.

     Base Salaries: Base salaries for executive officers are determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual’s experience. Annual salary adjustments are determined giving consideration to the Company’s performance and the individual’s contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

•	financial performance of the Company with a balance between long- and short-term growth in earnings, revenue and asset growth;

•	role in development and implementation of long term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.

     The Company’s strategy has been to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

     Bonuses: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at the conclusion of each fiscal year. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company’s performance. The achievements may be quantitative or qualitative. Qualitative factors include, but are not limited to, commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any, and the Committee may determine to pay a portion of annual bonuses in the form of restricted stock or options rather than cash.

     Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company’s executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee does evaluate the attainment of certain specific Company and individual objectives, which are typically set at the beginning of the year, in determining the bonus amounts awarded to executives. The primary objectives are based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin, credit quality issues and net overhead ratios, and tailored personal objectives for each executive. The Committee uses these measurable objectives as a guideline to establish executive bonuses relative to a targeted bonus percentage established in connection with the performance objectives, but the end determination of such bonuses is ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers are recommended to the Committee by management.

     Stock-based Incentives: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual cash bonus components of overall compensation. The incentives have been primarily in the form of restricted stock awards or stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless appreciation in the share price occurs over a number of years.

     In 2003, 2002 and 2001, the Company granted restricted stock unit awards to senior management as part of annual bonuses. These units vest one year from the date of grant, with the exception of one grant in 2001 to Mr. Wehmer which vests at a rate of one-third on each of the first three anniversary dates of the award. All vested shares are to be issued within 40 days from the vesting date.

     For 2003 and 2001 performance, the Company granted non-qualified stock options to senior management as part of their overall compensation package. The 2003 stock option awards were determined in December of 2003. The 2001 stock option awards were determined in the first quarter of 2002. Such stock options were granted at exercise prices equal to fair market value on the date of grant, vest in equal increments over five years and have a term of ten years.

     In October 2003, the Committee granted Mr. Murphy a non-qualified stock option for 42,000 shares of the Company’s common stock. Mr. Murphy’s tenure with the Company has been since Hinsdale Bank & Trust’s inception over eleven years ago and a significant portion of his options expired in 2003. This grant was intended to substantively replace those expiring options and was made as an incentive for Mr. Murphy to continue to create shareholder value over the long term through appreciation in the share price over the term of the option award. The option was granted at an exercise price equal to fair market value on the date of grant and vests in equal increments over five years and has a term of ten years.

     Chief Executive Officer Compensation: Mr. Edward J. Wehmer’s base salary for 2003 was established by the Committee in January of 2003 and his salary level was increased $100,000 to $600,000. The salary increase of $100,000 took into account the elimination of the special bonus payments referred to previously under the section titled “Employment Agreements.” In January 2004, the Committee increased Mr. Wehmer’s base salary to $625,000.

     In determining the level of bonuses in 2003, the Committee evaluated the bonus amount in conjunction with stock incentive awards. To that end, Mr. Wehmer received a cash bonus of $145,000 and was awarded restricted stock units with respect to 1,220 shares, granted on January 27, 2004 at which time the fair market price of the common stock was $45.07. The restricted stock units vest on the first anniversary date of the award. The 2003 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

(1)	The continued growth of the Company.

(2)	The increase in the profitability of the Company to $38.1 million in 2003 from $27.9 million in 2002, up 37%.

(3)	The growth of the Company’s assets, deposits and loans during 2003 of $1.0 billion, $787 million and $742 million, respectively. The increases show growth in these categories in the range of 25% to 29%.

(4)	The Company’s net revenues increased 22% in 2003 over the prior year level.

(5)	The successful completion of a common stock offering during the year that generated net capital to the Company of approximately $46.1 million.

(6)	The improvement in the net overhead ratio, decreasing to 1.22% in 2003 from 1.41% in 2002.

(7)	The completion of the acquisitions of the Lake Forest Capital Management Company in February 2003, Advantage National Bancorp Inc. in October 2003 and Village Bancorp Inc. in December 2003. These acquisitions marked the continued expansion of wealth management operations and were the Company’s initial bank acquisitions.

(8)	The continuing stability in the manageable level of non-performing assets.

(9)	Continued growth of the Company’s market price of its common stock, ending the year at $45.10, up 44% over the closing price of the common stock on December 31, 2002.

     Section 162(m): The provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limit the tax deductibility of compensation paid to the Named Executive Officers for compensation in excess of $1 million. However, certain “performance based” compensation is excluded from the Section 162(m) limit if paid pursuant to plans approved by shareholders. Due to the strong performance of the Company and the corresponding increase in stock price which impacted the value of restricted stock awards which vested during the year, the chief executive officer received compensation in excess of $1,000,000, and approximately $92,256 of his 2003 compensation is not deductible for tax purposes by the Company. Depending on the stock price of the Company at the time of vesting of the restricted stock awards, it is likely that a similar portion of the chief executive's compensation in 2004 and 2005 will exceed the Section 162(m) limit and will not be deductible for tax purposes by the Company.

The Committee will continue to evaluate the impact of the 162(m) provisions and to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact. The Committee may determine that it is appropriate to continue to compensate an executive above the limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

     Conclusion: The Committee believes the executive officers’ individual compensation packages are designed in a manner which is consistent with the Company’s overall compensation philosophy.

PETER D. CRIST (Chairman of the Committee)	ALBIN F. MOSCHNER
JOHN S. LILLARD	HOLLIS W. RADEMACHER
MARGUERITE SAVARD MCKENNA	J. CHRISTOPHER REYES

PERFORMANCE GRAPH

     The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The following performance graph compares the percentage change in the Company’s cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company’s share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies’ index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.

	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03
Wintrust Financial Corporation	100.00	77.7070	81.7118	157.6774	243.4440	352.2973
Nasdaq - Total US	100.00	185.4280	111.8315	88.7647	61.3691	91.7529
Nasdaq - Bank Index	100.00	96.1538	109.8409	118.9223	121.7381	156.6200

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2003, the Banks had $6.9 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 2.0% of total shareholders’ equity and 0.2% of the Company’s total loans outstanding as of that date.

     On February 20, 2002, the Company completed it acquisition of 100% of the ownership interest of Wayne Hummer Investments LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Management Company (collectively the “Wayne Hummer Companies”). Mr. Hummer was a principal in the Wayne Hummer Companies with an individual ownership percentage of 7%. The Company paid a purchase price of $28 million consisting of $8 million of cash, 762,742 shares of the Company’s common stock (valued at $15 million) and $5 million of deferred cash payments to be made over a three-year period subsequent to the closing date. The Company paid out $1.3 million of the deferred cash amount in April 2003 and $1.3 million in April 2004. The Company could pay additional contingent consideration upon the attainment of certain performance objectives over the next five years, but no contingent payments have yet been made. In conjunction with the transaction, Mr. Hummer also entered into an employment agreement with the Company that has a term of three years from the date of the acquisition with possible renewable one-year terms. The employment agreement contains confidentiality agreements and provides for non-solicitation provisions of up to 24 months of in the event of termination of employment for any reason, and provides for up to 24 months of severance pay in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) death. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of death or disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive’s death resulting in termination of employment, the executive’s beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. In addition, the executive is entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission.

     No person subject to the reporting requirements of Section 16(a) of the Securities Act of 1934 filed late reports for purchases or sales of the Company’s common stock in an open market or privately negotiated transaction. However, as a result of new rules eliminating deferred reporting of awards of shares under the Company’s Directors Deferred Fee and Stock Plan and the 1997 Stock Incentive Plan, certain transactions related to awards under these plans were not reported in a timely fashion due to inadvertent oversight by the Company.

     Directors Crist, Crowther, Getz, Lillard, McCarthy, Moschner, Neis, Reyes and Schornack each reported six transactions on a delinquent basis relating to shares earned on a quarterly basis from August 2002 through December 2003 under the Directors Deferred Fee and Stock Plan for service as Directors of the Company and certain of its subsidiaries. The reports should have been filed for shares earned and awarded under the Directors Deferred Fee and Stock Plan within two days after the end of the quarter in which the shares were earned but were not filed in the appropriate time frame. A combined total of 12,836 shares awarded to these directors under the Directors Deferred Fee and Stock Plan were reported late.

     Director McKenna filed two reports on a delinquent basis for shares earned under the Directors Deferred Fee and Stock Plan for shares earned related to service as a Director of the Company and of North Shore Bank for the last two calendar quarters of 2003. A total of 314 awarded shares were reported delinquently for Director McKenna.

     Director Stafford gifted 565 shares in December 2003 for which the appropriate reporting form was inadvertently filed on a delinquent basis.

     Executive Officers Bowden, Dykstra, Key, Kilian, Galvan, Murphy, Duca, Stoehr and Wehmer each filed delinquently for two transactions: the award of non-qualified stock options that were granted as of December 22, 2003 relating to a total of 75,750 shares, and the award of restricted stock units relating to a total of 5,300 shares, that were granted as of January 21, 2003. The reports should have been filed for awards under the 1997 Stock Incentive Plan within two days after each grant date but were not filed in the appropriate time frame. Executive officer Murphy also filed a report late for the award of non-qualified stock options to purchase 42,000 shares granted as of October 30, 2003.

PROPOSAL NO. 2 - SHAREHOLDER APPROVAL OF AMENDMENT TO 1997
STOCK INCENTIVE PLAN

     Introduction. At the Annual Meeting, there will be submitted a proposal to approve an amendment to the Wintrust Financial Corporation 1997 Stock Incentive Plan (the “Stock Incentive Plan” or the “Plan”). The Board of Directors adopted the amendment on January 29, 2004 , subject to shareholder approval, to increase the number of shares of Common Stock authorized to be issued under the Stock Incentive Plan by 1,200,000 shares.

     The Stock Incentive Plan was originally adopted in 1997 to amend, restate and continue the prior stock-based incentive plans of the Company’s predecessor corporations into a single plan and was approved by shareholders at the 1997 Annual Meeting of Shareholders.

     Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

     The following description of the Plan sets forth the material terms of the Plan, as amended; however, it is a summary, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan can be obtained upon written request from David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045.

     Purpose. The Stock Incentive Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for employees and directors of the Company and its subsidiaries and consultants to the Company and its subsidiaries (i) to provide such employees, directors and consultants a stake in the growth of the Company, and (ii) to encourage them to continue in the service of the Company and its subsidiaries. Because there are only 30,167 shares remaining to be awarded under the Stock Incentive Plan, the Board of Directors believes that it is appropriate to increase the shares reserved for issuance under the Plan by 1,200,000 shares.

     These shares will enable the Company to be competitive in attracting key employees to manage planned additional bank and branch location. The additional shares will also be important to promote the retention of key employees while at the same time aligning their interests closely with those of the shareholders. Accordingly, management believes the ability to award equity incentives is an important component in continuing the Company’s growth.

     Participants. All of the approximately 929 full-time equivalent employees and all of the non-employee directors of the Company and its subsidiaries, currently approximately 110, will be eligible to participate in the Plan. In addition, certain persons who have consulting arrangements with the Company or its subsidiaries may be selected to participate if it is determined that any such individual has a significant responsibility for the success and future growth and profitability of the Company.

     Authorization. The Stock Incentive Plan currently provides that the total number of shares of Common Stock as to which awards may be granted may not exceed 4,481,038 shares. Approval by shareholders of the proposed amendment to the Stock Incentive Plan will increase this maximum to 5,681,038 shares. Of this amount, the number of shares that would be available for new awards would be 1,230,167 shares. A total of 1,462,920 shares have already been issued pursuant to the exercise of prior awards under the Plan.

     The shares of Common Stock subject to awards under the Stock Incentive Plan and available for future awards will be reserved for issuance out of the Company’s total authorized shares. A participant in the Plan is permitted to receive multiple grants of stock-based awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The Plan provides that during any calendar year the maximum number of shares of Common Stock which may be made subject to award to any single participant may not exceed 100,000.

     Administration. The Board of Directors of the Company has delegated the administration of the Stock Incentive Plan to its Compensation Committee (“the Committee”). The Committee will make determinations with respect to the participation of employees, directors and consultants in the Plan and, except as otherwise required by law or the Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or option period, dividend rights, rights to dividend equivalents, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Committee deems appropriate. The Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to employees who are executive officers or directors of the Company.

     The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment shall be as determined by the Committee as set forth in the award agreement.

     Awards. The following types of awards may be granted under the Stock Incentive Plan:

      Stock Options. Stock Options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition (“nonqualified stock options”). The Plan permits all of the shares available under the Plan to be awarded in the form of incentive stock options if the Committee so determines. The exercise period for any stock option will be determined by the Committee at the time of grant which may provide that options may be exercisable in installments. The exercise price per share of Common Stock of any option may not be less than the fair market value of a share of Common Stock on the date of grant. As of April 19, 2004, the fair market value of the Company’s Common Stock was $47.60. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The exercise price is payable in cash, in shares of already owned Common Stock or in any combination of cash and shares, or by such methods as the Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Committee may determine. No award other than stock options may be made under this Plan to any director (other than a director who is an employee at the time of the award).

      Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the Plan, upon such terms and conditions as the Committee may determine. Upon exercise, an SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR is granted. The Committee will determine whether an SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of an SAR granted in conjunction with a stock option, the option or the portion thereof to which the SAR relates will be surrendered.

      Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Committee. The Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. Dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period.

      Performance Shares. Performance shares are grants of shares of Common Stock which are earned by achievement of performance goals established for the award by the Committee. During the applicable performance period determined by the Committee for an award, the shares may be voted by the recipient and the recipient is also entitled to receive dividends thereon unless the Committee determines otherwise. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The Committee may provide that a certain percentage (which may be greater than 100%) of the number of shares originally awarded may be earned based upon the attainment of the performance goals.

      Stock Units. Stock units are fixed or variable share or dollar denominated units valued, at the Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Committee will determine the terms and conditions applicable to stock units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. A stock unit may be payable in Common Stock, cash or a combination of both. An employee who receives a stock unit may be given rights to dividend equivalents on such stock units, payable in cash, stock, or additional stock units, subject to any conditions the Committee may impose.

      Other Incentive Awards. The Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock (“Other Incentive Awards”). Such Other Incentive Awards include, without limitation, restricted share units, performance share units, unrestricted stock grants (to other than executive officers), dividend or dividend equivalent rights or awards related to the establishment or acquisition by the Company or any subsidiary of a new or start-up business or facility. The Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral period or performance requirements. The recipient will have the right to receive currently or on a deferred basis as determined by the Committee, interest or dividends, or interest or dividend equivalents. Common Stock issued on a bonus basis pursuant to Other Incentive Awards may be issued for no cash consideration to non-executive officers of the Company.

     Except to the extent permitted by specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or, in the Committee’s discretion, in certain other manners.

     Adjustments. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the Committee may make an adjustment in the number of shares of Common Stock available for issuance, the number of shares covered by any outstanding award and the price per share thereof. In the event there is a change of control (as defined in the Stock Incentive Plan) of the Company all options and SARs outstanding shall become immediately exercisable and remain exercisable for their entire term, all restrictions on restricted shares will lapse and, unless otherwise specified in a participant’s award agreement, all performance goals applicable to any awards shall be deemed attained at the maximum payment level.

     Amendments and Termination. The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan, to the extent permitted by law; provided, however, no such action may affect in any material way any awards previously granted there under. Any such action by the Board of Directors may be taken without the approval of the shareholders of the Company to the extent that such approvals are not required by applicable law or regulation, including applicable listing standards of the Nasdaq Stock Market. There is no set termination date for the Plan, although no incentive options may be granted more than 10 years after the effective date of the Plan.

     Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences to participants who may receive grants of awards under the Stock Incentive Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 2004, and the regulations promulgated there under as of such date.

     Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the Stock Incentive Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (b) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

     The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

     Incentive Stock Options. No taxable income is realized by the participant pursuant to the exercise of an incentive stock option granted under the Stock Incentive Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

     If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

     Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of an SAR under the Stock Incentive Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

     The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of the SAR.

     Restricted Stock Units; Restricted and Performance Shares. A recipient of restricted shares or performance shares or restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares or performance shares vest and are issued or are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares as if the restricted shares were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

     Stock Units. A recipient of stock units will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any Common Stock received will generally be included in income (and a corresponding deduction will generally be available to the Company) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

     Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

     Performance Goals and Maximum Awards. Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other four most highly compensated executive officers (collectively, the “Covered Employees”). Under Section 162(m), compensation that qualifies as “other performance-based compensation” is not subject to the $1,000,000 limit. One of the conditions necessary to qualify certain incentive awards as “other performance-based compensation” is that the material terms of the performance goals under which the award is made must be disclosed to, and approved by, the shareholders of the Company before the incentive compensation is paid.

     For those types of awards under the Stock Incentive Plan which require performance criteria to meet the definition of “other performance-based compensation” the Committee will, from time to time, establish performance criteria with respect to an award. These performance criteria may be measured in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Committee for a performance period, including earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, and unplanned stock offerings. The performance criteria related to an award must be established by the Committee prior to the completion of 25% of the performance period or such earlier date as may be required by Section 162(m) of the Code.

     At the end of each performance period for an award, the Committee will determine the extent to which the performance criteria established for the performance period have been achieved and determine the pay out of the performance award. The committee may, in its sole discretion, reduce or eliminate the payout of any award to the extent permitted under the Stock Incentive Plan and applicable law.

     Plan Benefits. The following table provides certain information with respect to all awards which have been made under the Stock Incentive Plan (and certain predecessor plans) to specific individuals and groups of individuals, specifying the amounts granted to Named Executive Officers individually, all current directors who are not executive officers as a group, all director nominees individually, all current executive officers as a group and all employees, including current officers who are not executive officers, as a group. The type and amount of any future awards under the Plan are not currently determinable by the Committee.

	Number of Underlying Shares (1)
	Stock	Restricted
Name and Position	Options	Share Units
Edward J. Wehmer,
President and Chief Executive Officer	478,892	22,043

David A. Dykstra,
Senior Executive Vice President and
Chief Operating Officer	135,555	4,271

Richard B. Murphy,
Executive Vice President – Chief Credit Officer	125,735	1,430

Robert F. Key,
Executive Vice President – Marketing	69,048	1,680

David L. Stoehr,
Executive Vice President – Chief Financial Officer	23,750	739

Director Nominees, named individually
Bruce K. Crowther	382	—
Bert A. Getz, Jr.	1,812	—
Paul J. Liska	—	—
Albin F. Moschner	—	—
Ingrid S. Stafford	5,829	—

Executive Officer Group	918,481	34,018

Non-Executive Officer Director Group	54,606	—

Non-Executive Officer Employee Group	3,346,821	52,846

(1) Includes all awards to each specified individual or group of individuals made prior to April 15, 2004 and includes options that may have been exercised prior to that date. A portion of the restricted share units awarded under the plan have already vested and the underlying shares have been issued to the participants.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference in this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed under such Acts.

     The Audit Committee of the Board is composed of six independent directors and operates under a written charter adopted by the Audit Committee. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Schornack, the Audit Committee Chairman, as the “audit committee financial expert”.

     The Committee held eight meetings during 2003 sessions with the independent auditors and the internal auditor, with and without management present, to discuss the overall scope, plans and coordination for their respective audits. Additionally, the Committee met alone in executive session. The Chairman of the Audit Committee also had nine meetings with the Director of Internal Audit who reports directly to the Audit Committee. The Committee members reviewed quarterly earnings announcements before their release and Forms 10-Q and 10-K prior to their filing with the SEC with the independent auditors and Company management.

     The Audit Committee has adopted a pre-approval policy for permitted audit, audit-related, tax and other services to be provided by the Company’s independent auditors. The Audit Committee has also adopted procedures for anonymous confidential submission of complaints and concerns of employees regarding accounting, internal accounting controls or auditing matters.

     The Charter of the Audit Committee is attached hereto as Appendix A. Each member of the Committee meets the independence requirements of the listing standards set forth by the National Association of Securities Dealers, Inc. for companies whose securities are listed on the NASDAQ National Market. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

     Management has primary responsibility for the Company’s internal controls and for preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Ernst & Young LLP, the Company’s independent accountants, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss consolidated financial statements of the Company for the year ended December 31, 2003. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed and discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Consistent with Independence Standards Board Statement No. 1 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the Audit Committee considered at a meeting held on March 8, 2004, whether these relationships and arrangements are compatible with maintaining the independent accountants’ independence and has discussed with the independent accountants its independence from the Company.

     Based upon the Audit Committee’s discussions with management, the independent accountants and the Director of Internal Audit, and its review of the representations of management and independent accountants, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

JOHN J. SCHORNACK (Chairman of the Committee)	JAMES B. McCARTHY
BRUCE K. CROWTHER	ALBIN F. MOSCHNER
BERT A. GETZ, JR.	INGRID S. STAFFORD

INDEPENDENT AUDITOR AND FEES PAID

     The Company’s independent public accountants for the fiscal year ended December 31, 2003 were Ernst & Young LLP. The Company’s Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent auditor for 2004. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors, and selecting the independent auditors for the current fiscal year. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available at the Annual Meeting to respond to appropriate questions.

     The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2003 and December 31, 2002:

Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent public accountant in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $413,385 in 2003 and $416,500 in 2002.

Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $28,000 in 2003 and $9,625 in 2002.

Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $134,715 in 2003 and $187,849 in 2002.

All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. Aggregate fees for other services were $3,500 in 2003 and $91,500 in 2002.

     The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

     Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

     To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chairman. If the Chairman exercises this delegation of authority, he reports the action taken to the Audit Committee at its next regular meeting.

     All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2003 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

     Shareholders’ proposals intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 24, 2004, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the “Exchange Act”). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2005 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2005 Annual Meeting is held on May 26, 2005, the deadline for such notice is March 27, 2005.

OTHER BUSINESS

     The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dykstra
Secretary

APPENDIX A

WINTRUST FINANCIAL CORPORATION

Audit Committee of the Board of Directors

COMMITTEE CHARTER

(Approved by the Board on April 6, 2004)

Organization

     This charter governs the operation of the Audit Committee (the “Committee”) of the Board of Directors of Wintrust Financial Corporation (the “Company”). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be members of, and appointed by, the Board of Directors and shall be comprised of at least three directors, each of whom must satisfy the independence requirements of the Nasdaq Stock Market, Inc. and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002). All members shall be financially literate, and at least one member shall be an “audit committee financial expert” as defined by Securities and Exchange Commission regulations. The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Committee.

Purpose

     The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: integrity of the Company’s financial statements and the financial reporting process; the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors; the performance of the compliance function; the independent auditor’s qualifications and independence; annual independent audit of the Company’s financial statements, and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, compliance officers, the internal auditors, and management of the Company.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisors engaged by the Committee.

Duties and Responsibilities

     The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or compliance examinations or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the compliance with ethics policies and legal and regulatory requirements. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s un-audited interim financial statements.

     The Committee shall have a clear understanding with Company management and the independent auditors that the independent auditors are ultimately accountable to the Board and Committee as representatives of the Company’s shareholders.

     The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality of financial reporting, sound business risk practices, compliance with ethics policies and legal and regulatory requirements. The following shall be principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1)	The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audits and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

2)	At least annually, the Committee shall obtain, review and discuss a report by the independent auditors describing:

•	The independent auditor’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by an inquiry or investigation by the governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet Securities and Exchange Commission regulations and the Nasdaq Stock Market, Inc. listing standards.

3)	The Committee shall discuss with the internal auditors, compliance officers and the independent auditors the overall scope and plans for their respective audits, compliance examinations including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, compliance officers and independent auditors the adequacy and effectiveness of the accounting and financial controls, compliance to regulations, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

4)	The Committee shall meet separately periodically with management, the internal auditors, compliance officers and the independent auditors to discuss issues and concerns warranting Committee’s attention. The Committee shall provide sufficient opportunity for the internal auditors, compliance officers and the independent auditors to meet privately with the members of the Audit Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

5)	The Committee shall review with the independent auditors the competence of the key partners and managers who are responsible for the audit and quality control procedures the auditing firm has established.

6)	The Committee shall periodically review Company policy statements to determine adherence to an appropriate corporate code of conduct.

7)	The Committee shall oversee the internal audit function of the Company which will report to the Chairman of the Audit Committee and the compliance function limited to activities related to the Company including the independence, the proposed audit and compliance plans for the coming year, and the coordination of such plans with the third party internal audit and compliance firms and the independent auditors.

8)	The Committee shall receive, prior to each meeting, a summary of findings from completed internal audits, compliance examinations and a progress report on the proposed internal audit and compliance examinations plan, with explanations for any deviations from the original plan as well as disposition of audit and compliance recommendations.

9)	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the press release to the public and the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. The Chairman may represent the entire Committee for the purpose of this timely review.

10)	The Committee shall also review and discuss earning press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

11)	The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards.

12)	The Committee shall review regular reports from the independent auditor on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management. The Committee shall also review management’s assertion on its assignment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

13)	The Committee shall review staffing needs associated with accounting, finance and human resources functions as well as succession planning within the Company;

14)	The Committee shall oversee the process and establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, compliance matters, and the confidential, anonymous submission by employees of the issuer concerns regarding questionable accounting or auditing matters;

15)	The Committee shall receive corporate attorney’s reports of evidence, if any, of a material violation of securities laws or breaches of fiduciary duty;

16)	The Committee shall review the status of the Information Security Program to safeguard customer information as required by Gramm-Leach Bliley Act, updates to risk assessments, results of audit testing, security breaches or violations as well as any changes to the program, and

17)	The Committee shall review related party transactions for potential conflict of interest situations and approve all such transactions as required by applicable Nasdaq Stock Market listing standards.

Formal Reporting

     The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations. The report shall address whether the Committee has: 1) reviewed the annual audited financial statements with the management; 2) discussed with the independent auditors the matters required by SAS No. 61; 3) received from the independent auditors the written communications required by Independence Standards Board Standard No. 1 and discussed with them their independence, and 4) based on the above reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission. The report shall also state that the Committee is governed by a formal written charter. Once every three years, beginning with the proxy statement for the 2004 Annual Meeting of Shareholders, the Committee must also include a copy of its charter in its annual meeting proxy statement.

Manner of Acting

     A majority of the members of the Audit Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

Reports

     The Chairman of the Audit Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

The Directors and Officers of
Wintrust Financial Corporation
cordially invite you to attend our
2004 Annual Meeting of Shareholders
Thursday, May 27, 2004, 10:00 a.m.
Michigan Shores Club
911 Michigan Avenue
Wilmette, Illinois

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

IMPORTANT

	Please complete both sides of the PROXY CARD, sign, date,	DETACH ATTENDANCE CARD HERE
DETACH PROXY CARD HERE	detach and return in the enclosed envelope.	AND MAIL WITH PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS.
Wintrust Financial
Corporation

Dated	If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

(Please sign here)
I/We do plan to attend
Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.	the 2004 meeting. ☐

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be completed and submitted prior to Monday, May 24, 2004 at 11:59 pm Central Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE Please Do Not Return Your Proxy Card By Mail

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting Site at http://www.eproxyvote.com/ist-wfccm/ and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Monday, May 24, 2004 at 11:59 pm Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or internet provider must be “enabled” to access this site. Please call your software or internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

PLEASE LIST
NAMES OF PERSONS ATTENDING

Wintrust Financial Corporation
REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Lillard and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 27, 2004 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissable, by those named in this proxy in their best judgement.

Proposal 1 - Election of Directors (To be designated as a Class II Director with term ending in 2007.)

[ ]	For All Nominees Listed Below (except as marked to the contrary below).

[ ]	Withhold Authority to vote for all nominees below.
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name).

01 Bruce K. Crowther	03 Paul J. Liska	05 Ingrid S. Stafford
02 Bert A. Getz, Jr.	04 Albin F. Moschner

Proposal 2 - Approval of Amendment to the 1997 Stock Incentive Plan, as described in the Proxy Statement

[ ]	For	[ ] Against	[ ] Abstain

(to be signed on the other side)